Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Effective as of December 29, 2008

This Agreement is entered into and made effective as of December 29, 2008 (the "Effective Date") between Tanger Properties Limited Partnership (the "Company") and CARRIE A. WARREN (the "Executive"). The Company and the Executive are sometimes referred to individually as a "Party" and collectively as the "Parties".

RECITALS

A. The Company and the Executive have agreed upon the terms and conditions of the Executive's employment by the Company. Company and Executive entered into an Employment Agreement dated June 1, 2001 which was amended and restated June 1, 2004, and January 1, 2008 (the "Prior Agreement").

B. The Parties intend to set forth herein the entire agreement between them with respect to Executive's employment by the Company. The Parties intend to modify, amend and restate their Prior Agreement upon the terms and conditions set forth herein.

Now therefore in consideration of the foregoing recitals and the promises contained herein the Parties agree as follows:

1. EMPLOYMENT AND DUTIES.

1.1 Employment. During the Contract Term (as defined herein), the Company will employ the Executive and the Executive shall serve the Company as a full-time employee upon and subject to the terms and conditions of this Agreement. The Executive's employment hereunder may be terminated before the end of the Contract Term only as provided in Section 5 of this Agreement.

1.2 Position and Responsibilities. Executive has been elected and is currently serving as Senior Vice President-Marketing. During the Executive's employment hereunder, her primary duties, functions, responsibilities and authority will include overseeing the Company's marketing activities and budgetary matters. Further, Executive shall perform such other duties as are assigned to her by the Chief Executive Officer, Chief Operating Officer and/or the Board of Directors.

1.3 Time and Effort. During the Contract Term, Executive shall be employed on a full-time basis and shall devote her best efforts and substantially all of her attention, business time and effort (excluding sick leave, vacation provided for herein and reasonable time devoted to civic and charitable activities) to the business and affairs of the Company.

2. PERIOD OF EMPLOYMENT.

2.1 Initial Contract term. The period of employment pursuant to the Prior Agreement began on January 1, 2008 (the "Commencement Date") and shall extend through December 31, 2010 (the "Initial Contract Term"), unless earlier terminated as provided in Section 5 or extended as provided in this Section 2. The calendar year beginning January 1, 2008 and each calendar year thereafter during the Contract Term is sometimes herein referred to as a "Contract Year".

2.2 Extended Contract Term. The Contract Term shall be automatically extended at the end of the Initial or an Extended Term for one additional Contract Year (sometimes herein referred to as an "Extended Term") unless either the Executive or the Company shall give written notice to the other of them that the Contract Term shall not be so extended at least one hundred eighty (180) days prior to the end of the Initial or an Extended Term. An Extended Term shall be upon the same terms and conditions as were applicable to the Initial Term except that the Annual Base Salary shall be the Executive's Annual Base Salary for the Contract Year immediately preceding the Extended Term. References herein to the "Contract Term" of this Agreement shall refer to the Initial Term as extended pursuant to this Section.

3. COMPENSATION.

3.1 Base Salary. As compensation for Executive's services performed pursuant to this Agreement, Employer will pay Executive an "Annual Base Salary" of $255,300 for the Contract Year beginning January 1, 2008 and, with respect to each Contract Year thereafter an amount agreed upon by Executive and the Company but not less than $255,300. The Annual Base Salary shall be paid in equal installments in arrears in accordance with Employer's regular pay schedule.

3.2 Bonus or Incentive Compensation. As additional compensation for services rendered, the Executive shall receive such bonus or bonuses as the Company's Board of Directors may from time to time approve including without limitation awards under the Company's Incentive Award Plan. Such bonuses may be payable in cash (a "Cash Bonus") and/or in the form of equity based compensation as allowed under the Company's Incentive Award Plan, provided, however, that any Cash Bonus shall be payable on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year with respect to which such Cash Bonus relates.

4. EMPLOYEE BENEFITS.

4.1 Executive Benefit Plans. Executive shall participate in the employee benefit plans (including group medical and dental plans, a group term life insurance plan, a disability plan and a 401(k) Savings plan) generally applicable to employees of the Company, as those plans may be in effect from time to time.

4.2 Expenses. Subject to Section 10.2(e), the Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of her duties to the Company hereunder. Executive shall observe and comply with the Company's policies with respect to such reimbursements as in effect from time to time. At least monthly, Executive will submit such records and paid bills supporting the amount of the expenses incurred and to be reimbursed as the Company shall reasonably request or as shall be required by applicable laws.

4.3 Vacation. Executive shall have the number of days of paid vacation during each calendar year that are provided to employees of the Company with the same number of years of service as Executive has pursuant to the Company's vacation policy described in the Company's employee handbook in effect on the first day of that calendar year.

5. TERMINATION OF EMPLOYMENT.

5.1 Termination Circumstances. Executive's employment hereunder may be terminated prior to the end of the Contract Term by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Death. Executive's employment hereunder shall terminate upon her death.

(b) Disability. The Company may terminate Executive's employment upon her Disability.

(c) Cause. The Company may terminate the Executive's employment hereunder for Cause.

(d) Good Reason. Executive may terminate her employment for Good Reason.

(e) Without Cause. The Company may terminate Executive's employment hereunder other than for Cause for any or no reason upon 30 days notice.

(f) Resignation without Good Reason. The Executive may resign her employment without Good Reason upon 90 days written notice to the Company.

Except as may otherwise be expressly provided in Section 7.1(a) or in any written agreement between the Company and Executive with respect to the issuance of awards under the Company's Incentive Award Plan, upon termination of Executive's employment, Executive shall be entitled to receive only the compensation accrued but unpaid for the period of employment prior to the date of such termination of employment and shall not be entitled to additional compensation. Such accrued compensation shall be paid in accordance with the Company's ordinary payment practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.

5.2 Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive (other than by reason of the Executive's death) shall be communicated by a notice of termination to the other party hereto. For purposes of this Agreement, a "notice of termination" shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision indicated and (iii) specifies the effective date of the termination.

6. AGREEMENT NOT TO COMPETE.

6.1 Covenant Against Competition. Executive agrees that during the term of Executive's employment hereunder and (i) if Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, for one hundred eighty (180) days after the date of such termination or (ii) if Executive receives the Severance Payment described in Section 7.1(a) if this Agreement because of a termination of her employment by the Company without Cause or by Executive for Good Reason, from the date of such termination through the first anniversary of such termination date, Executive shall not, directly or indirectly, as an employee, employer, shareholder, proprietor, partner, principal, agent, consultant, advisor, director, officer, or in any other capacity,

(1) engage in activities involving the development or operation of a manufacturers outlet shopping center which is located within a radius of fifty (50) miles of a retail shopping facility which, within the 365 day period ending on the date of the termination of Executive's employment hereunder, was owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Company or was operated by the Company;

(2) engage in activities involving the development or operation of a manufacturers outlet shopping center which is located within a radius of fifty (50) miles of any site which, within the 365 day period ending on the date of the termination of Executive's employment hereunder, the Company or its affiliate negotiated to acquire and/or lease for the development or operation of a retail shopping facility;

(3) engage in activities involving the development or operation of any other type of retail shopping facility which is located within a radius of five (5) miles of, and competes directly for tenants with, a retail shopping facility which, within the 365 day period ending on the date of the termination of Executive's employment hereunder, was (i) under development by the Company or its affiliate; (ii) owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Company; or (iii) operated by the Company.

6.2 Disclosure of Information. Executive acknowledges that in and as a result of her employment hereunder, she may be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as financial information, terms of leases, terms of financing, financial condition of tenants and potential tenants, sales and rental income of shopping centers and other specifics about Company's development, financing, construction and operation of retail shopping facilities. Executive covenants and agrees that she shall not, at any time during or following the term of her employment, directly or indirectly, divulge or disclose for any purpose whatsoever any such confidential information that has been obtained by, or disclosed to, her as a result of her employment by Company.

6.3 Reasonableness of Restrictions.

(a) Executive has carefully read and considered the foregoing provision of this Section, and, having done so, agrees that the restrictions set forth in this Section, including but not limited to the time period of restriction set forth in the covenant against competition are fair and reasonable and are reasonably required for the protection of the interests of Company and its officers, directors and other employees.

(b) In the event that, notwithstanding the foregoing, any of the provisions of this Section shall be held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event that any provision of this Section relating to the time period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

6.4 Consideration. Executive promises in this Section not to compete with the Company and not to disclose information obtained during her employment by the Company are made in consideration of the Company's agreement to pay the compensation provided for herein for the period of employment provided herein. Such promises by Executive constitute the material inducement to Company to employ Executive for the term and to pay the compensation provided for in this Agreement and to make and to continue to make confidential information developed by Company available to Executive.

6.5 Company's Remedies. Executive covenants and agrees that if she shall violate any of her covenants or agreements contained in this Section, the Company shall, in addition to any other rights and remedies available to it at law or in equity, have the following rights and remedies against Executive:

(a) The Company shall be relieved of any further obligation to Executive under the terms of this agreement;

(b) The Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or other benefits that Executive, directly or indirectly, has realized and/or may realize as a result of, growing out of or in connection with, any such violation; and

(c) Company shall be entitled to a permanent injunction to prevent or restrain the breach or violation of the agreements contained herein by Executive or by Executive's partners, agents, representatives, servants, employees and/or any and all persons directly acting for or with Executive.

The foregoing rights and remedies of the Company shall be cumulative and the election by the Company to exercise any one or more of them shall not preclude the Company's exercise of any other rights described above or otherwise available under applicable principles of law or equity.

7. SEVERANCE BENEFITS.

7.1 Description of Benefits.

(a) Termination without Cause or for Good Reason: If Executive's employment shall be terminated (i) by the Company other than for Cause or (ii) by the Executive for Good Reason, subject to the limitation in Section 7.2 hereof, the Company shall pay Executive an amount equal to one hundred percent (100%) of the sum of (x) her Annual Base Salary and (y) her "Average Annual Cash Bonus." Subject to Section 10.2, such amount shall be paid in equal consecutive installments in accordance with the Company's regular pay schedule over a twelve (12) month period beginning on the effective date of the termination of Executive's employment. For these purposes, Executive's "Average Annual Cash Bonus" shall be the average of the Cash Bonuses earned by Executive for each of the three consecutive Contract Years (or if Executive has not been employed for three full Contract Years, such fewer number of full Contract Years she has been employed by the Company) immediately preceding the Contract Year in which Executive's termination of employment occurs.

(b) Termination by Death or Disability. Subject to Section 10.2, upon the termination of the Executive's employment by reason of her death or Disability, the Company shall pay to the Executive or to the personal representatives of her estate (i) within thirty (30) days after the termination, a lump-sum amount equal to fifty percent (50%) of the Executive's Annual Base Salary for the Contract Year in which the termination occurs and (ii) on or before the day on which the Executive's Cash Bonus for the Contract Year in which the termination occurs would have been payable if the termination had not occurred, an amount equal to the Cash Bonus the Executive would have received for that Contract Year if the termination had not occurred multiplied by a fraction the numerator of which is the number of days in that Contract Year before the date of termination and the denominator of which is 365. This subsection 9(b) shall not limit the entitlement of the Executive, her estate or beneficiaries to any disability or other benefits then available to the Executive under any life, disability insurance or other benefit plan or policy which is maintained by the Company for the Executive's benefit.

(c) Termination for Cause or Without Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to all Annual Base Salary and all Benefits accrued through the date of termination, payable in accordance with the Company's ordinary payment practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.

(d) Survival. Neither the termination of the Executive's employment hereunder nor the expiration of the Contract Term shall impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such termination or expiration.

(e) Mitigation of Damages. In the event of any termination of the Executive's employment by the Company, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self- employment shall not be offset against any obligations of the Company to the Executive under this Agreement.

7.2 Limitation on Severance Benefits.

(a) Notwithstanding any other provision of this Agreement, and except as provided in paragraph 7.2(b) below, payments and benefits to which Executive would otherwise be entitled under the provisions of this Agreement will be reduced (or the Executive shall make reimbursement of amounts previously paid) to the extent necessary to prevent the Executive from having any liability for the federal excise tax levied on certain "excess parachute payments" under section 4999 of the Internal Revenue Code as it exists as of the date of this Agreement.

(b) The Company may determine the amount (if any) of reduction for each payment or benefit that the Executive would otherwise be entitled to receive. The extent to which the payments or benefits to the Executive are to be reduced pursuant to paragraph 7.2(a) will be determined by the accounting firm servicing the Company on the date that the Executive's employment is terminated. The Company shall pay the cost of such determination.

(c) If the final determination of any reduction in any benefit or payment pursuant to this Section has not been made at the time that the Executive is entitled to receive such benefit or payment, the Company shall pay or provide an estimated amount based on a recommendation by the accounting firm making the determination under subparagraph 10(b). When the final determination is made, the Company shall pay the Executive any additional amounts that may be due or the Executive shall reimburse the Company for any estimated amounts paid to the Executive that were in excess of the amount payable hereunder.

8. DEFINITIONS.

"Annual Base Salary" is defined in Section 3.

"Average Annual Cash Bonus" is defined in Section 7.1.

"Cash Bonus" is defined in Section 3.

"Cause" For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (i) the Company's determination that she has embezzled money or property, (ii) the Executive's willful refusal to perform reasonable duties incident to her employment after ten (10) days' written notice to Executive from the Chief Executive Officer, Chief Operating Officer or Board of Directors of the company of the specific duties to be performed, or (iii) commission of a felony which, in the judgment of the Board of Directors of the Company, adversely affects the business or reputation of the Company.

"Change of Control" shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or Tanger Factory Outlet Centers, Inc. ("TFOC") of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which TFOC or the Company does not survive as an independent, publicly owned corporation or TFOC or an entity wholly owned by TFOC ceases to be the sole general partner of the Company; or (C) the acquisition of securities of TFOC or the Company in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than Executive or any of her lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of

TFOC (treating any Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving TFOC if, immediately following the merger, the holders of TFOC's shares immediately prior to the merger own less than fifty (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (E) a majority of the members of the Company's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

"Contract Term" is defined in Section 2.

"Contract Year" is defined in Section 2.

"Disability" shall mean Executive's inability through physical or mental illness or other cause to perform any of the material duties assigned to her by the Company for a period of ninety (90) days or more within any twelve consecutive calendar months.

"Good Reason" The Executive shall have "Good Reason" to terminate her employment hereunder if (i) the Company fails to make payment of amounts due to Executive hereunder within thirty (30) days after Executive has made written demand therefor upon Company; (ii) Company commits a material breach of its obligations under this Agreement and fails to cure such breach after a thirty (30) day written notice thereof; (iii) if, after a Change of Control, the principal duties of Executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without her consent; or (iv) if Executive elects to terminate her employment by written notice to the Company within the 180 day period following a Change of Control

"Section 409A" shall mean, collectively, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this amendment and restatement.

9. MISCELLANEOUS.

9.1 Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Partnership, the Company, the Executive and their respective successors, assigns, change the address to which any Notice to that Party hereunder is to be delivered or (ii) designate additional or substituted parties to whom Notices hereunder to such Party should be sent with any such change or designation to be effective five (5) Business Days after delivery of notice thereof to the other Party in the manner herein provided. As used herein the term "Business Day" shall mean every day, other than Saturdays, Sundays and any other day on which banks in the State in which the Center is located are not generally open for the conduct of banking business during normal business hours.

9.2 Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Partnership and the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

10. SECTION 409A.

10.1 The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with Section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder (collectively, "Section 409A"), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

10.2 Separation from Service under 409A. Notwithstanding any provision to the contrary in this Agreement:

(a) No amount shall be payable pursuant to Sections 7.1(a) or (b) unless the termination of the Executive's employment constitutes a "separation from service" within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; and

(b) If the Executive is deemed at the time of his separation from service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Sections 7.1(a) or (b), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive's termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive's "separation from service" with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive's death. Upon the earlier of such dates, all payments deferred pursuant to this Section 10.2(b) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein; and

(c) The determination of whether the Executive is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); and

(d) For purposes of Section 409A of the Code, the Executive's right to receive installment payments pursuant to Section 7.1(a) shall be treated as a right to receive a series of separate and distinct payments; and

(e) The reimbursement of any expense under Section 4.2 or Section 7.1 shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals as of the day and year first above written.

TANGER PROPERTIES LIMITED
PARTNERSHIP (Company)

By: /s/ Frank C. Marchisello Jr.

Print name: Frank C. Marchisello, Jr.

Print Title: Vice President of Tanger GP Trust,
its sole General Partner

/s/ Carrie A. Warren         (SEAL)
Executive

Print Name: CARRIE A. WARREN